Exhibit 10.1
NON-EXECUTIVE CHAIRMAN SERVICE AGREEMENT
This Non-Executive Chairman Service Agreement (this “Agreement”), is dated as of March 11, 2011 and is entered into between Endurance Specialty Holdings Ltd. (the “Company”), and William H. Bolinder (the “Chairman”).
WHEREAS, the Chairman has served as a director of the Company since its inception and as Lead Director of the Company since 2006;
WHEREAS, the Board of Directors (the “Board”) has elected the Chairman to become the Non-Executive Chairman of the Board of the Company; and
WHEREAS, the Company and the Chairman desire to enter into this Agreement in order to embody the terms of the Chairman’s service as Non-Executive Chairman of the Board;
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Chairman hereby agree as follows:
ARTICLE I.
Service as Non-Executive Chairman
1.1 Term of Service. The term of service of the Chairman as the Company’s non-executive chairman of the Board commenced on March 3, 2011 and shall continue until the earliest of (a) the date of the Company’s 2014 Annual General Meeting of Shareholders, (b) the date of the Chairman’s death, (c) the Chairman’s resignation from the position of chairman of the Board, (d) the failure to re-elect the Chairman as a member of the Board, or (e) the removal of the Chairman from the position of Chairman of the Board (the “Term”). The Chairman hereby agrees to serve as the non-executive chairman of the Board upon the terms and subject to the conditions contained in this Agreement during the Term.
1.2 Duties and Responsibilities. The Chairman shall have such duties and responsibilities that are customary for a non-executive chairman of the board, including but not limited to attendance at Board and committee meetings and participation on Board update telephone conferences. The Chairman’s performance of any duties and responsibilities shall be conducted in a manner consistent with any tax operating guidelines promulgated from time to time by the Board.
1.3 Independent Director. It is intended that the Chairman continue as an “independent director” in accordance with the Company’s Corporate Governance Guidelines, the applicable provisions of the Securities Exchange Act of 1934 (and the rules promulgated thereunder), and the listing standards of the New York Stock Exchange, each as they may from time to time be amended. In the event that any term of this Agreement causes the Chairman to cease to be considered an “independent director” as so defined, the Chairman and the Company agree to amend such term in order to permit the Chairman to continue to be an “independent director” as so defined.

ARTICLE II.
Compensation and Expenses
2.1 Board Compensation, Incentive Compensation and Benefits. As compensation and consideration for the performance by the Chairman of his obligations as a non-executive chairman of the Board under this Agreement, the Chairman shall be entitled, during the Term, to the following (subject, in each case, to the provisions of Article III hereof):
(a) Board and Committee Fees. The Chairman shall be entitled to receive any fees paid generally from time to time to non-executive members of the Board for service on the Board and for acting as chairman of any committees thereof, at the time and in the amounts applicable to other non-executive members of the Board.
(b) Incentive Compensation. The Chairman shall be eligible to receive any incentive compensation delivered generally from time to time to non-executive members of the Board for service on the Board and for acting as chairman of any committees thereof in the accordance with the terms and conditions applicable to such payments for other non-executive members of the Board.
(c) Chairman Fee. In addition to any fees and incentive compensation payable pursuant to Sections 2.1(a) and 2.1(b), the Chairman shall be entitled to receive a supplementary fee of $160,000 per annum commencing on March 3, 2011 and continuing for the duration of the Term, prorated for any partial year served (the “Supplementary Fee”). One half ($80,000) of the Supplementary Fee shall be paid in cash on a quarterly basis ($20,000 per quarter) in accordance with the Company’s customary payment practices with respect to non-executive members of the Board. The remaining half ($80,000) of the Supplementary Fee shall be delivered in the form of restricted shares (the “Restricted Shares”) granted on the date of the Annual General Meeting of Shareholders of the Company, with the first such grant being on March 11, 2011 and the last such grant being on the date of the 2013 Annual General Meeting of Shareholders (provided that the Term of the Agreement has not ended, in accordance with Section 1.1 of the Agreement, prior to such date). The Restricted Shares granted under this Section 2.1(c) shall be granted under and subject to the terms of the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”). The number of Restricted Shares granted shall be determined by dividing $80,000 by the Fair Market Value (as defined in the Equity Incentive Plan) of an ordinary share, par value $1.00 per share, of the Company on the date of grant, rounded downward to the nearest whole number of Restricted Shares. The Restricted Shares shall vest on the first annual anniversary of the date of grant, subject to the continued service of the Chairman as a non-executive member of the Board through the vesting date. Each grant of the Restricted Shares shall be evidenced by a written agreement, the terms of which shall be consistent with the terms of restricted share grants to non-executive members of the Board generally, subject to adjustment by the Compensation Committee of the Board in order to comply with applicable law and custom and practice. In the event that the Company is unable to deliver the Restricted Shares due to the failure of the Company’s shareholders to approve at the 2011 Annual General Meeting of Shareholders the amendment to the Company’s 2007 Equity Incentive Plan necessary to permit the delivery of the Restricted Shares in the manner contemplated by this Section 2.1(c), in lieu of the Restricted Shares the Company shall deliver the remaining half of the Supplementary Fee in cash on the date of each Annual General Meeting of Shareholders when Restricted Shares would otherwise have been delivered.

(d) Expense Reimbursement. The Company will reimburse the Chairman for reasonable expenses incurred by the Chairman in connection with the performance of the Chairman’s duties hereunder during the Term in accordance with the Company’s policies relating to the reimbursement of expenses of non-executive members of the Board as in effect from time to time. Prior to such payment the Chairman shall provide to the Company any written substantiation for such expenses requested by the Company.
(e) Benefits. The Chairman shall be eligible to participate in any benefits offered to non-executive members of the Board generally, as may be maintained from time to time during the Term. The Chairman shall not be eligible to participate in any savings plan, pension plan, life insurance, health insurance, disability insurance, major medical insurance benefits or such other employee benefit plans or programs for the benefit of the employees or officers of the Company generally.
2.2 Tax Withholding. The Chairman is responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of any compensation paid by the Company to the Chairman pursuant to this Agreement.
2.3 Indemnification/Liability Insurance. The Company shall indemnify the Chairman as required by the Bye-laws of the Company, and may maintain customary insurance policies providing for indemnification of the Chairman. In addition to the foregoing, the Chairman and the Company agree that this Agreement shall not supersede the Indemnification Agreement, dated November 20, 2008 (the ‘Indemnification Agreement”), between the Company and the Chairman, which shall remain in full force and effect.
ARTICLE III.
Termination of Agreement
3.1 Termination of Agreement. This Agreement shall terminate and be of no further force or effect upon the completion of the Term.
(a) In the event the Chairman’s service as a non-executive member of the Board continues following completion of the Term, (i) with respect to periods of service following the completion of the Term, the Chairman shall be entitled to receive all fees, incentive compensation, expense reimbursement and benefits available to non-executive members of the Board generally from time to time, (ii) within 15 calendar days following the expiration of the Term, the Chairman shall be entitled to receive any accrued but unpaid portion of the cash component of the Supplementary Fee, prorated for any partial year of service as the non-executive chairman of the Board elapsing prior to the expiration of the Term, (iii) Restricted Shares previously granted pursuant to this Agreement shall continue to vest based on the Chairman’s service as a non-executive member of the Board following the expiration of the Term and (iv) the Chairman shall continue to be entitled to the benefits of the Indemnification Agreement. The Chairman shall not be entitled to the grant of any Restricted Shares pursuant to this Agreement following the completion of the Term (including, for the avoidance of doubt, any Restricted Shares relating to any partial years of service provided between any prior grant of Restricted Shares and the completion of the Term).

(b) In the event the Chairman’s service as a non-executive member of the Board does not continue following completion of the Term, (i) with respect to periods of service following the completion of the Term, the Chairman shall be entitled to receive all fees, incentive compensation, expense reimbursement and benefits available to non-executive members of the Board generally from time to time, (ii) within 15 calendar days following the expiration of the Term, the Chairman shall be entitled to receive any accrued but unpaid portion of the cash component of the Supplementary Fee, prorated for any partial year of service as the non-executive chairman of the Board elapsing prior to the expiration of the Term, and (iii) the Chairman shall continue to be entitled to the benefits of the Indemnification Agreement. The Chairman shall not be entitled to the grant of any Restricted Shares pursuant to this Agreement following the completion of the Term (including, for the avoidance of doubt, any Restricted Shares relating to any partial years of service provided between any prior grant of Restricted Shares and the completion of the Term) and any Restricted Shares granted pursuant to this Agreement that are unvested as of the completion of the Term shall be forfeited.
ARTICLE IV.
Miscellaneous
4.2 Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Chairman and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The Company shall require any successor (whether direct or indirect, by operation of law, purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 4.3) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 4.3), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 4.3:
If to the Company, to:
Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: General Counsel
Facsimile: (441) 278-0401
If to the Chairman, to the residence address or residence facsimile number of the Chairman set forth in the records of the Company.
4.4 Entire Agreement: This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Chairman’s employment and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter hereof; provided, that, the Indemnification Agreement shall remain in full force and effect.
4.5 Amendment and Waiver. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
4.6 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
4.7 Arbitration. Any dispute or controversy between the Company and the Chairman, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Hamilton, Bermuda administered in accordance with the Arbitration Act 1986, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Chairman. The Chairman shall have no right to enforce any of his rights hereunder by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.
4.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of Bermuda, without regard to principles of conflict of laws.

4.9 Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and shall be construed and interpreted in accordance with such intent.
4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.
By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel

/s/ William H. Bolinder
William H. Bolinder